EXHIBIT 10.1

PATENT LICENSE AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into this June 1, 2017 (the “Effective Date”)

BETWEEN

GUANGZHOU SHENGSHITUHUA FILM AND TELEVISON COMPANY LIMITED, a company incorporated in China and having and address at 2nd Floor, 45 Hollywood Road, Hong Kong (the “Licensor”)

AND

AB INTERNATIONAL GROUP CORP., a Nevada company having a registered office at 2360 Corporate Circle, STE. 400 Henderson, Nevada 89074 (the “Licensee”).

WHEREAS:

(1)	Licensor is the owner of PRC utility model patent Registration No. ZL201520460119.7 for a Video Synthesis and Release System of Mobile Communication Equipment (hereinafter referred to as the “Patent”), as well as confidential information in the form of know-how pertaining to commercialization of the technology of the Patent.

(2)	Licensee is desirous of obtaining, and Licensor is desirous of licensing to Licensee, the exclusive right to use the Patent, on the terms and conditions set forth herein.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Grant of Rights

1.	License of the Patent. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive license under the Patent, for the term of the Patent, to make, have made, use, sell, offer for sale, import, export and distribute in China and elsewhere, worldwide, any products, including software (including, without limitation, software as a downloadable application), comprehending the invention of the Patent (collectively, such products, including software, are referred to herein as “Licensed Products”).

1

2.	Sublicense of the Patent. Licensee may grant written, non-exclusive sublicenses under the Patent, without the right to further sublicense, to one or more third parties. Any agreement granting such a sublicense shall be in writing and shall contain terms and conditions no less restrictive than those set forth in this Agreement and shall state that the sublicense is subject to the termination of this Agreement. Licensee shall have the same responsibility for the activities of any sublicensee(s) as if the activities were directly those of Licensee. Licensee shall provide Licensor with the name, contact information and address of each sublicensee. Upon Licensor’s written request, Licensee shall provide to Licensor copies of each sublicense agreement and any amendments thereto.

Term

3.	Subject to the provisions for termination hereinafter provided, this Agreement shall be for a term of five (5) years commencing on the Effective Date (the “Term”) and, unless earlier terminated, may be renewed, at Licensee’s written election conveyed to Licensor before the end of the Term, for a further term of five (5) years.

License Fee

4	In consideration of the license granted herein, Licensee shall pay to Licensor the following sums:

(a)	A non-refundable, up-front payment of $500,000 (USD), due and payable to Licensor by no later than thirty (30) days following the Effective Date.

(b)	A royalty of twenty percent (20%) of the gross revenue realized by Licensee from its sale of Licensed Products worldwide, which royalty shall be payable to Licensor within thirty (30) days following the end of each calendar quarter during the Term of this Agreement.

(c)	A royalty of twenty percent (20%) of the gross revenue realized by Licensee from its sub-licensing of others under this Agreement, which royalty shall be payable to Licensor within thirty (30) days following the end of each calendar quarter during the Term of this Agreement.

2

Licensee shall keep true accounts of all revenues realized by it from activities authorized by this Agreement (hereafter the “Records”), and shall deliver to Licensor, within thirty (30) days after the end of each calendar quarter during the Term, a written account of its gross revenues for the calendar quarter then ended (the “Quarterly Report”), which Quarterly Reports shall specify the total gross revenues, the numbers of Licensed Products sold by Licensee and any sublicensees, and the identity of such sublicensees. Licensee shall retain the Records for five (5) years after the submission of the corresponding Quarterly Report. Upon at least thirty (30) days prior written notice to Licensee, Licensor or its designated agent may have access to the Records during Licensee’s normal business hours to conduct a review or audit, solely to the extent necessary for the purpose of verifying the accuracy of Licensee’s royalty payments and compliance with the terms of this Agreement. Any such inspection or audit shall be at Licensor’s expense, however, in the event an inspection reveals underpayments of royalties to Licensor of an aggregate of five percent (5%) or more, in any audit period, Licensee shall be required to pay the cost of the inspection and promptly pay to Licensor any underpayments so determined. Any overpayment that has been made by Licensee to Licensor during such audit period shall be promptly refunded to Licensee, or credited against its payment of future royalties to Licensor hereunder, as Licensee shall elect in writing in its sole discretion.

Intellectual Property Rights

5.	Prior to any public disclosure thereof, Licensee shall promptly and comprehensively disclose to Licensor any and all modifications to the Patent, whether developed by Licensee or its sublicensees, which could not be practiced commercially in the absence of this Agreement (the “Improvements”) and, at Licensor’s election, shall assign to Licensor, without further consideration of any kind or amount, all intellectual property rights in such Improvements and shall, moreover, agree to execute any other documents necessary to secure such intellectual property rights and any protection therefor. Licensee shall secure from its sublicensees under this Agreement obligations comparable to those of this paragraph in order to effectuate any transfer of intellectual property rights in Improvements from Licensee to Licensor.

6.	To the fullest extent required by the laws of any countries where Licensed Products are sold or offered for sale, Licensee will mark Licensed Products with the applicable patent number of the Patent.

7.	The parties hereto agree to keep any information identified as confidential by the disclosing party confidential using methods at least as stringent as each party uses to protect its own confidential information. Licensee shall require its sublicensee(s) and all employees thereof to be bound by terms of confidentiality no less restrictive than those set forth in this paragraph. Licensee and its sublicensee(s) shall not use any Confidential Information to Licensor’s detriment. The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that: (i) the receiving party can show by written record that it possessed the information prior to its receipt from the disclosing party; (ii) the information was already available to the public or became so through no fault of the receiving party; (iii) the information is subsequently disclosed to the receiving party by a third party that has the right to disclose it free of any obligations of confidentiality; or (iv) the information is required by law, rule, regulation or judicial process to be disclosed (if such requirement arises, the party requested to disclose the Confidential Information of the other party shall, prior to any such disclosure, promptly notify said party and provide assistance in any reasonable effort to obtain confidential treatment with respect to such disclosure).

3

8.	Licensee shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold Licensor harmless against all claims, proceedings, demands, expenses and liabilities of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Licensed Products arising from any right or obligation of Licensee or its sublicensee(s) hereunder.

9.	Licensor shall be responsible for all the costs and expenses relating to the renewal and continued maintenance of the Patent (which may be amended from time to time) and shall do all such acts and things as may be necessary to maintain the Patent during the term of this Agreement.

10.	In the event that Licensee learns of any infringement of the Patent or any other rights of Licensor, it shall immediately notify Licensor giving such details as are available and shall, and/or procure its sub-licensees to, render all necessary assistance to Licensor in respect of any steps which Licensor may take or proceedings which the Licensor may institute in respect of such infringement. All costs of such action or proceedings shall be borne by Licensor the Licensor shall have the absolute discretion as to whether or not to take action against such infringements, as well as with respect to the handling/settlement of such infringements and any actions arising therefrom.

Termination and Post-Termination Issues

11.	Licensor shall have the right to terminate this Agreement, effective upon the date of tendering notice in writing to Licensee, in any of the following events:

(a)	If Licensee commits a breach of any of the terms or conditions of this Agreement and such default is not cured within thirty (30) days after the Licensor shall have given Licensee written notice specifying such default; or

(b)	if Licensee becomes insolvent or enters into liquidation, either compulsorily or voluntarily (otherwise than for the purposes of amalgamation or reconstruction), or has a receiver appointed over all or any part of its assets, or in any other way takes or suffers similar action in consequence of debt or insolvency.

This Agreement shall automatically terminate, effective immediately upon Licensee’s initiating, or threatening to initiate, any challenge to the validity and/or enforceability of the Patent.

Any delay or omission on the part of Licensor in giving notice of any act of default or termination of this Agreement shall not be deemed to be a waiver thereof.

4

12.	Upon termination of this Agreement, Licensee and its sublicensees shall:

(a)	Immediately cease to have any right to use the Patent or to represent any connection with Licensor;

(b)	where appropriate and upon request by Licensor, sign all documents and do all acts necessary to cancel or otherwise vacate recordals of this Agreement and all sublicenses entered into pursuant to this Agreement;

(c)	immediately stop manufacturing, accepting orders for, selling and/or otherwise dealing in or with the Licensed Products unless otherwise directed by Licensor. Licensor shall have the option to take up all unfulfilled orders and purchase all remaining inventory and work-in-progress of the Licensed Products at cost; provided, however, that such list/information be provided to Licensor in writing within fourteen (14) days after termination. If Licensor does not exercise its option under this sub-paragraph within ten (10) days following receipt of such information, all unfulfilled orders have to be cancelled and all remaining inventory and work-in-progress of the Licensed Products be destroyed or rendered, to the satisfaction of Licensor upon visual inspection, non-infringing of the Patent.

Miscellaneous

13.	Except as expressly provided herein, neither this Agreement nor any right or obligation hereunder may not be assigned or sublicensed by Licensee without the prior written consent of Licensor, and any purported assignment or sublicense without such consent shall be void.

14.	Nothing in this Agreement shall constitute, or be deemed to constitute, a partnership or any agency relationship between the parties hereto, or any sublicensees, for any purpose whatsoever.

15.	This Agreement represents the entire agreement and understanding of the parties with respect to the subject matter hereof and incorporates all prior written or oral understandings and agreements. This Agreement may be amended only upon the mutual agreement of both parties in writing.

16.	No waiver by Licensor of any of Licensee's obligations under this Agreement shall be deemed effective unless made by Licensor in writing nor shall any waiver by Licensor in respect of any breach be deemed to constitute a waiver of or consent to any subsequent breach by Licensee of its obligations.

17.	In the event that any provision of this Agreement should be or become void or illegal, the validity of the other contents of the agreement shall not be affected hereby. The parties agree that in such an event, they shall replace the void provision by such a valid provision which achieves the purpose aimed at by the void provision completely or as far as possible.

18	This Agreement is binding on the parties hereto and their successors and assigns, and inures to the benefit of the parties hereto and their permitted successors and assigns.

19.	This Agreement shall be governed by the laws of the State of Nevada.

5

IN WITNESS WHEREOF the parties have hereunto set their hands the day and year first above written.

GUANGZHOU SHENGSHITUHUA FILM
AND TELEVISION COMPANY LIMITED

By:	/s/ Leon Zhang
Name:	Leon Zhang
Title:	Chief Operating Officer

AB INTERNATIONAL GROUP CORP.

By:	/s/ Jianli Deng
Name:	Jianli Deng
Title:	Chief Executive Officer

6